Exhibit 10.7
SENIOR UNSECURED NOTE

US $50,000,000.00	Effective November 1, 2011
     FOR VALUE RECEIVED, Holly Energy Partners — Operating, L.P., a Delaware limited partnership (“Maker”), promises to pay to the order of Frontier Refining LLC, a Delaware limited liability company (“Payee”), at the address for Payee set forth in Section 9 of this Senior Unsecured Note (this “Note”) or at such address as the holder of this Note may designate from time to time in writing to Maker, the principal amount of FIFTY MILLION DOLLARS AND 00/100 UNITED STATES DOLLARS (US$50,000,000.00) or the principal balance outstanding under this Note, together with accrued and unpaid interest thereon, at the rate or rates set forth below.
     1. Definitions. As used in this Note, in addition to the terms defined in the first paragraph hereof and in the Purchasing Agreement (as defined below), the following terms shall have the following meanings:
          (a) “Applicable Rate” shall mean three and one half percent (3.50%); provided to the extent any such amount is still due and outstanding under this Note, such rate shall increase by one quarter of one percent (0.25%) on November 1, 2013 and on each February 1, May 1, August 1 and November 1 thereafter until payment in full of this Note in accordance with Section 4(a).
          (b) “Business Day” shall mean any day of the year on which national banks in Dallas, Texas are open to the public for conducting all regular business and are not required or authorized to close.
          (c) “Event of Default” shall mean the occurrence of any of the following events: (i) the failure by Maker to pay any interest (other than deferred interest in accordance with the provisions of Section 4(b)) within five (5) days after the same becomes due and payable or to observe or perform any covenant or agreement contained herein; or (ii) the commencement of any proceeding by or against Maker under any reorganization, bankruptcy, moratorium, receivership, insolvency, rearrangement, readjustment of debt, conservatorship, liquidation or similar debtor relief law or statute of any jurisdiction, now or in the future in effect.
          (d) “LIBO Rate” shall mean for any day, an interest rate per annum equal to the LIBO Rate for a one month interest period on the last Business Day of each month as reported by Bloomberg L.P. in its index of rates (or any successor to or substitute for such index, providing rate quotations comparable to those currently provided on such page of such index, as reasonably determined by Payee) at 11:00 a.m. (London, England time) on such day, without any rounding; provided that such LIBO Rate shall be in effect for the subsequent calendar month.
          (e) “Maker’s Credit Facility” shall mean that certain Credit Agreement dated of as February 14, 2011 by and among Maker as Borrower, the banks and financial institutions party thereto as lenders (the “Lenders”), and Wells Fargo Bank, N.A., in its capacity as administrative agent to the Lenders as in effect on the date hereof.

     2. Loan. This Note evidences the loan made by Payee to Maker on the date hereof in the aggregate principal amount of Fifty Million and 00/100 United States Dollars (US$50,000,000.00) representing the unsecured, seller-financed portion of the purchase price paid by Maker pursuant to that certain LLC Interest Purchase Agreement, dated effective as of November 1, 2011 (the “Purchase Agreement”), by and among HollyFrontier Corporation, Payee and Frontier El Dorado Refining LLC, as sellers, and Maker and Holly Energy Partners, L.P., as buyers.
     3. Interest. Interest on the principal balance hereof shall accrue at the LIBO Rate plus the Applicable Rate. Interest shall be calculated hereunder on the basis of a 360-day year of twelve 30-day months and shall accrue from the most recent date to which interest has been paid, or if no interest has been paid, from the effective date of this Note to (but excluding) the date of payment. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.
     4. Payments.
          (a) The principal amount of this Note, plus all accrued and unpaid interest shall be due and payable in full on November 1, 2016 (the “Maturity Date”). Principal amounts repaid under this Note may not be reborrowed.
          (b) Subject to Section 5 of this Note and whether Maker will be permitted to make such payments pursuant to the Maker’s Credit Facility, the interest accrued on the outstanding principal balance of this Note shall be due and payable semi-annually on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, until the outstanding principal amount hereof shall be paid in full at maturity, with the first such payment due on May 1, 2012; provided that, with respect to interest payments pursuant to this Section 4(b), all or some portion of each such payment shall be deferred (but not past the Maturity Date) if Maker reasonably determines that Maker is not permitted to make such payment pursuant to the terms of the Maker’s Credit Facility. The deferral of interest payments in accordance with the preceding sentence shall not constitute a default or Event of Default hereunder and any such deferred interest shall be added to the principal balance outstanding of this Note as of the original due date of such interest payment. Notwithstanding anything contained herein to the contrary, the total unpaid principal and accrued but unpaid interest shall become due and payable in full at the request of Payee upon an Event of Default.
          (c) All payments on this Note will be made in lawful tender of the United States of America, in immediately available funds to the Payee at the address set forth in Section 9 hereof, or to such account or other address as may be hereafter designated by Payee by notice to Maker.
          (d) If the payment of principal or interest to be made on this Note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day.

     5. Prepayment Option. If permitted pursuant to the Maker’s Credit Facility, Maker shall have the right to prepay this Note in whole or in part at any time prior to the Maturity Date without penalty or premium. Any prepayments shall be applied first to accrued but unpaid interest, if any, and then to principal.
     6. Event of Default. Upon the occurrence of an Event of Default, (a) at the request of Payee, the outstanding principal hereunder and all accrued interest thereon shall upon notice or demand to Maker become immediately due and payable and Payee may proceed to protect its rights by suit in equity, action at law and/or other appropriate proceedings (whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power or right granted by this Note to enforce any other legal or equitable right of Payee), and (b) any unpaid principal and accrued and unpaid interest outstanding upon the occurrence of an Event of Default shall accrue interest from and after the occurrence of the Event of Default through (but excluding) the date of payment at a rate equal to one percent (1.00%) plus the then current interest rate calculated pursuant to Section 3 hereof.
     7. Certain Waivers. The parties hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor or nonpayment, protest, notice of protest and any other formality. No delay or omission on the part of Payee in exercising any rights hereunder or course of dealing between Maker and Payee shall operate as a waiver of such rights or any other rights of Payee, nor shall any delay, omission or waiver on one occasion be deemed a bar to or waiver of the same or any other right on future occasions.
     8. Expenses. Maker hereby agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Payee in connection with the collection and/or enforcement of this Note.
     9. Notices. All notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered in person or one Business Day after having been dispatched by an internationally recognized overnight courier service to the appropriate person at the address specified below:

If to Payee:	Frontier Refining LLC 2828 North Harwood, Ste 1300 Dallas, Texas 75201 Attn: Steve Wise Email: steve.wise@hollyfrontier.com with a copy to:

Frontier Refining LLC 2828 N. Harwood, Suite 1300 Dallas, Texas 75201 Attention: General Counsel Email address: generalcounsel@hollyfrontier.com

If to Maker:	Holly Energy Partners — Operating, L.P.
2828 N. Harwood, Suite 1300 Dallas, Texas 75201 Attention: President Email address: president@hollyenergy.com with a copy to:

Holly Energy Partners — Operating, L.P. 2828 N. Harwood, Suite 1300 Dallas, Texas 75201 Attention: General Counsel Email address: generalcounsel@hollyenergy.com or to such other address or addresses as any such person may from time to time designate as to itself by like notice to the other party.
     10. Governing Law. This Note is being executed and delivered and is intended to be performed in the State of Texas, and the laws of such state shall govern construction, validity, enforcement and interpretation thereof.
     11. Arbitration Provision; Waiver of Jury Trial. The terms of Section 11.5 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis, and Maker hereby agrees to such terms. MAKER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     12. Off Set. Maker is hereby authorized to offset and apply any amount to which Maker is entitled pursuant to the Purchase Agreement, the Throughput Agreement (as defined in the Purchase Agreement) and the other Ancillary Documents against amounts owing under this Note, regardless of whether then due; provided that, if any dispute exists with respect to any such amount, then until the resolution of such dispute in accordance with the terms of the Purchase Agreement, the portion of the principal amount of this Note equal to the amount in dispute and claimed by Maker shall not be paid (and no default or Event of Default shall be deemed to have occurred hereunder) and interest shall accrue thereon to the extent not paid when otherwise due (except that interest which accrued pursuant to the immediately preceding provision on any amount that Maker is ultimately determined to have the right to offset shall not be payable by Maker).
     13. Amendment; Severability. Any amendment hereto or waiver of any provision hereof may be made only with the written consent of Payee and Maker. The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this instrument shall be affected thereby.

     14. Headings; Internal References. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.
     15. Assignment. This Note is not assignable by Maker without the prior written consent of Payee. The rights and obligations of Maker and Payee shall be binding upon and benefit the successors, permitted assigns, heirs, and administrators of the parties hereto.
     16. Compliance with Laws. Regardless of any provision contained in this Note, Payee shall never be entitled to receive, collect or apply, as interest on any amount owing hereunder, any amount in excess of the maximum rate of interest Payee is entitled to receive under applicable law.
[Remainder of Page Intentionally Left Blank]

EXECUTED as of the date first written above.

MAKER: HOLLY ENERGY PARTNERS — OPERATING, L.P.
By:	HEP Logistics GP, L.L.C., its General Partner

By:
	Name:	Matthew P. Clifton
	Title:	Chief Executive Officer and President

[Signature Page to Unsecured Senior Note — Frontier Refining]

ACKNOWLEDGED AND ACCEPTED as of the date first written above.

PAYEE: FRONTIER REFINING LLC
By:
	Name:	James M. Stump
	Title:	Senior Vice President, Refinery Operations

[Signature Page to Unsecured Senior Note — Frontier Refining]